Exhibit 99.1

Press Release

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – April 29, 2011 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the holding company for United Community Bank (the “Bank”), today reported a net loss of $1.7 million, or $(0.23) per diluted share, for the quarter ended March 31, 2011, compared to net income of $350,000, or $0.05 per diluted share, for the quarter ended March 31, 2010. Net loss for the nine months ended March 31, 2011 was $871,000, or $(0.11) per diluted share, compared to net income of $1.0 million, or $0.14 per diluted share, for the nine months ended March 31, 2010.

Summarized Statements of Operations

(Unaudited, dollars in thousands, except per share data)

	For the nine months ended
	03/31/2011	03/31/2010
Interest Income	$14,939	$14,248
Interest Expense	4,354	4,835

Net Interest Income	10,585	9,413

Provision for Loan Losses	5,427	1,397

Net Interest Income after Provision for Loan Losses	5,158	8,016

Total Non-Interest Income	2,763	2,377
Total Non-Interest Expenses	9,404	8,852

Income (Loss) before Tax Provision (Benefit)	(1,483)	1,541

Income Tax Provision (Benefit)	(612)	493

Net Income (Loss)	$(871)	$1,048

Basic and diluted earnings (loss) per share	(0.11)	0.14
Weighted average shares outstanding	7,576,827	7,611,664

Summarized Statements of Financial Condition

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, as of)	03/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

ASSETS
Cash and cash equivalents	$28,182	$19,343	$44,446	$32,023	$36,740
Investment securities	127,602	141,305	119,417	119,958	110,387
Loans receivable, net	289,644	298,240	304,923	309,575	270,621
Other Assets	30,540	31,885	30,347	30,548	22,898

Total Assets	$475,968	$490,773	$499,133	$492,104	$440,646

LIABILITIES
Municipal Deposits	$106,785	$138,639	$147,010	$121,607	$131,040
Other Deposits	310,124	291,169	290,169	308,573	247,694
FHLB Advances	2,083	2,333	2,583	2,833	3,083
Other Liabilities	3,580	3,412	3,694	3,611	3,063

Total Liabilities	422,572	435,553	443,456	436,624	384,880
Total Stockholders’ Equity	53,396	55,220	55,677	55,480	55,766

Total Liabilities & Stockholders’ Equity	$475,968	$490,773	$499,133	$492,104	$440,646

Summarized Statements of Operations

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	03/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,876	$5,033	$5,030	$4,688	$4,716
Interest Expense	1,286	1,433	1,635	1,594	1,542

Net Interest Income	3,590	3,600	3,395	3,094	3,174
Provision for Loan Losses	3,971	737	719	1,112	451

Net Interest Income (Loss) after Provision for Loan Losses	(381)	2,863	2,676	1,982	2,723
Total Non-Interest Income	795	973	995	1,180	749
Total Non-Interest Expenses	2,949	3,204	3,251	3,346	2,908

Income (Loss) before Tax Provision (Benefit)	(2,535)	632	420	(184)	564
Income Tax Provision (Benefit)	(814)	53	149	(150)	214

Net Income (Loss)	$(1,721)	$579	$271	($34)	$350
Basic and diluted earnings (loss) per share (1)	(0.23)	0.08	0.04	0.00	0.05

(1)	- For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	03/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Performance Ratios:
Return on average assets (1)	-1.43%	0.46%	0.22%	-0.03%	0.33%
Return on average equity (1)	-12.61%	4.15%	1.96%	-0.25%	2.52%
Interest rate spread (2)	3.05%	2.78%	2.83%	2.74%	3.00%
Net interest margin (3)	3.17%	3.04%	2.93%	2.86%	3.15%
Noninterest expense to average assets (1)	2.44%	2.55%	2.63%	3.15%	2.73%
Efficiency ratio (4)	67.25%	70.06%	74.05%	78.29%	74.13%
Average interest-earning assets to average interest-bearing liabilities	106.69%	106.83%	106.78%	108.55%	109.56%
Average equity to average assets	11.31%	11.10%	11.21%	12.19%	13.04%

Bank Capital Ratios:
Tangible capital	9.58%	9.61%	9.31%	9.17%	11.30%
Core capital	9.58%	9.61%	9.31%	9.26%	11.30%
Total risk-based capital	17.73%	16.80%	16.47%	14.27%	17.61%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	7.12%	7.70%	5.99%	3.35%	3.38%
Allowance for loan losses as a percent of total loans (5)	1.71%	2.18%	1.99%	1.80%	1.73%
Allowance for loan losses as a percent of nonperforming loans (5)	24.02%	28.50%	33.13%	53.73%	50.11%
Net charge-offs to average outstanding net loans during the period (1)	7.63%	0.40%	0.29%	0.14%	0.10%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents other expense divided by the sum of net interest income and other income.
(5)	The Bank closed on their purchase of three branches from Integra Bank on June 4, 2010. As a result of that purchase the Bank acquired loans with a fair value of $45.9 million. Under ASC 805-20-30, the acquired loans are accounted for at fair value, while there is a credit risk component to the fair value measurement, there is no allowance for loan loss included in this calculation.

For the three months ended March 31, 2011:

The Company incurred a net loss was $1.7 million for the three months ended March 31, 2011, compared to net income of $350,000 for the three months ended March 31, 2010. The decrease in net income was primarily the result of a $3.5 million increase in the provision for loan losses in the third quarter of fiscal 2011. The increase in the provision was primarily the result of the charge-off of $4.4 million in multi-family and nonresidential real estate loans during the quarter ended March 31, 2011 as discussed in more detail below.

Net interest income was $3.6 million for the three months ended March 31, 2011, compared to $3.2 million for the three months ended March 31, 2010. The increase was the result of a $49.9 million increase in average interest-earning assets, partially offset by a $56.7 million increase in average interest-bearing liabilities. The interest rate spread increased from 3.01% to 3.05% over the same period primarily due to a higher turnover rate for deposit accounts which resulted in a greater decrease in interest rates for deposits. The increase in average balances was due to the acquisition of three branches from Integra Bank, National Association in June, 2010.

The provision for loan loss was $4.0 million for the three months ended March 31, 2011, compared to $451,000 for the same period in the prior year. The increase in the loan loss provision was primarily the result of the charge-offs of $4.4 million in multi-family and nonresidential real estate loans, of which $692,000 related to the restructuring of seven loans during the quarter having an aggregate outstanding principal balance of approximately $3.6 million. The remaining $3.7 million that was charged-off related to the restructuring of six loans having an aggregate balance of approximately $9.9 million that had been restructured during the 2010 calendar year. The increase in charge-offs was primarily the result of the continued impact of a weak economy on the borrowers of the Bank.

Noninterest income increased to $795,000 for the three months ended March 31, 2011, compared to $749,000 in the same quarter in the prior year. The increase was a result of a $112,000 increase in service charges, partially offset by a $32,000 decrease in the gain on sale of loans and a $26,000 decrease in the gain on sale of investments. The increase in service charges was a result of the previously mentioned branch acquisition. The decrease in the gain on sale of loans is the result of fewer loans being sold to Freddie Mac in the March 2011 quarter due to a decline in originations reflecting, in part, recent increases in interest rates. The decrease in the gain on sale of investments from the prior year was the result of the sale of fixed-rate investment securities in the March 2011 quarter which had yields that were closer to market rates for similar securities than the investment securities sold in the 2010 period.

Noninterest expense remained unchanged at $2.9 million for each of the three month periods ended March 31, 2011 and 2010. Increases of $182,000 in compensation and employee benefits and $92,000 in other noninterest expenses during the third quarter of fiscal 2011 were offset by declines in branch acquisition-related expenses of $226,000 and the provision for loss on sale of real estate owned of $97,000 incurred in the prior year quarter. The increases in compensation and employee benefits, and other noninterest expenses, and the decrease in acquisition-related expenses, were due to the aforementioned acquisition of three branches. The decrease in the provision for loss on the sale of real estate owned is the combined result of holding and selling fewer properties during the year, and the properties being held not requiring additional provisions due to the decline in real estate values.

We recorded an income tax benefit of $814,000 for the three months ended March 31, 2011 compared to an expense of $214,000 for the three months ended March 31, 2010 due to the loss incurred in the March 2011 quarter.

For the nine months ended March 31, 2011:

The Company experienced a net loss of $871,000 for the nine months ended March 31, 2011, compared to net income of $1.0 million for the nine months ended March 31, 2010. The decrease in net income for the 2011 period was primarily the result of an increase of $4.0 million in the provision for loan losses for the nine months ended March 31, 2011, partially offset by an increase in net interest income of $1.2 million.

The increase in the loan loss provision was primarily the result of the charge-off of $4.4 million in multi-family and nonresidential real estate loans, of which $692,000 related to the restructuring of seven loans during the quarter having an aggregate outstanding principal balance of approximately $3.6 million. The remaining $3.7 million that was charged-off related to the restructuring of six loans having an aggregate balance of approximately $9.9 million that had been restructured during the 2010 calendar year. The increase in net interest income is a result of the acquisition of three branches from Integra Bank, National Association in June, 2010.

Net interest income was $10.6 million for the nine months ended March 31, 2011, compared to $9.4 million for the nine months ended March 31, 2010. The increase was the result of a $72.6 million increase in average interest-earning assets with an average yield of 4.30%, compared to a $78.5 million increase in average interest-bearing liabilities with an average cost of 1.34%. The interest rate spread decreased from 3.05% to 2.96% over the same period. The increase in average balances was due to the aforementioned branch acquisition completed in June, 2010, and increased marketing and advertising efforts in our local market area.

The provision for loan loss was $5.4 million for the nine months ended March 31, 2011, compared to $1.4 million for the same period in the prior year. The increase in the loan loss provision was primarily the result of the aforementioned charge-offs related to the aforementioned loan restructurings during the current year quarter.

Noninterest income increased to $2.8 million for the nine months ended March 31, 2011, compared to $2.4 million in the prior year period. The increase was a result of a $323,000 increase in service charges and a $214,000 increase in gain on sale of loans. The increase in service charges was a result of the previously mentioned branch acquisition. The increase in the gain on sale of loans reflected the increased level of sales to Freddie Mac in the first nine months of the current fiscal year compared to the prior year nine month period.

Noninterest expense increased to $9.4 million for the nine months ended March 31, 2011 compared to $8.9 million for the nine months ended March 31, 2010. The increase was a result of increases totaling $1.1 million in compensation and employee benefits, premises and occupancy, data processing and other expenses during the 2011 period, offset by lower acquisition-related expenses of $188,000 and the non-reoccurrence of the provision for loss on sale of real estate owned of $397,000 in the prior year period. The current year increases in noninterest expenses and the decrease in acquisition-related expenses were due to the aforementioned acquisition of three branches. The decrease in the provision for loss on the sale of real estate owned is the result of holding and selling fewer real estate owned properties during the year, combined with smaller declines in real estate values related to such properties.

For the nine months ended March 31, 2011, we recorded an income tax benefit of $612,000 compared to an expense of $493,000 for the nine months ended March 31, 2010 as a result of the net loss before income taxes experienced in the 2011 period.

Total assets were $476.0 million at March 31, 2011, compared to $492.1 million at June 30, 2010. The decrease was primarily due to a $19.9 million decrease in loans, reflecting the combined effect of the refinancing of $19.2 million of residential mortgage loans into lower fixed-rate loans sold to Freddie Mac, and the prepayment of several large commercial loans aggregating $6.7 million in the current fiscal year.

Total liabilities were $422.6 million at March 31, 2011, compared to $436.6 million at June 30, 2010.

Total deposits were $416.9 million at March 31, 2011, compared to $430.2 million at June 30, 2010. The decrease was primarily the result of a decrease in municipal deposits consistent with management’s decision to improve the Bank’s funding mix by focusing on increasing the amount of lower cost core deposits while concurrently decreasing its reliance on municipal deposits.

Total stockholders’ equity was $53.4 million at March 31, 2011, compared to $55.5 million at June 30, 2010. The decrease was primarily the result of the loss of $871,000 incurred during the nine months ended March 31, 2011 and dividends paid totaling $985,000.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios . Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.